                                                                     Exhibit 5.3

                            [Company Name in Chinese]

                         Commerce & Finance Law Offices
                714 Huapu International Plaza 19 Chaowai Avenue,
                Chaoyang District, Beijing, PRC; Postcode: 100020
     Tel: (8610) 65802255 Fax: (8610) 65802538, 65802678, 65802679, 65802203

     E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn

                               26 September, 2003

To:  TOM Online Inc.

              Re: Beijing Lei Ting Wan Jun Network Technology Ltd.
              ---------------------------------------------------

Ladies and Gentlemen,

     We are lawyers qualified in the People's Republic of China ("PRC") and are qualified to issue an opinion on the laws and regulations of the PRC.

     We are acting as PRC counsel for TOM Online Inc. (the "Company"), a company incorporated under the laws of the Cayman Islands, in relation to the Company's proposed listing of its American depositary shares, each representing [ ] ordinary shares (the "ADS") on the Nasdaq National Market and the proposed listing of its shares on the Growth Enterprise Market (the "GEM") of The Stock Exchange of Hong Kong Limited (collectively the "Listings"). In connection with the proposed listing of the ADSs on the Nasdaq National Market, a registration statement on Form F-1, which includes the U.S. prospectus (the "U.S. Prospectus") will be filed with the U.S. Securities and Exchange Commission. In connection with the proposed listing of the ordinary shares on the GEM, a prospectus (the "Hong Kong Prospectus" and together with the U.S. Prospectus, the "Prospectus"), will be filed with The Stock Exchange of Hong Kong. We have been requested to give this opinion on, inter alia, the legal ownership structure of Beijing Lei Ting Wan Jun Network Technology Ltd. ("Beijing Lei Ting") and the legality and validity of the following arrangements ("Arrangements") under the relevant agreements ("Agreements") among Lahiji Vale Limited, registered shareholders of Beijing Lei Ting, Beijing Lei Ting and Beijing Super Channel Network Ltd. ("Beijing Super Channel").

The following chart illustrates the legal ownership structure of Beijing Lei
--------------------------------------------------------------------------------
Ting and the Arrangements
-------------------------


                              [CHART APPEARS HERE]

After Spin-off Restructuring Chart
----------------------------------


                              [CHART APPEARS HERE]

The following terms as used in this opinion are defined as follows:

"Approvals" means all approvals, consents, waivers, sanctions, authorizations, filings, registrations, exemptions, permissions, endorsement, annual inspects, qualifications and licence;

"Beijing Super Channel" means Beijing Super Channel Network Limited, a limited liability company incorporated under the laws of the PRC;

"Company" means TOM Online Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands;

"Documents" means the documents reviewed by us for the purpose of issuing this legal opinion, a list of which is contained in Schedule I and copies annexed to this opinion;

"Laws" means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of PRC;

"Prospectus" means the U. S. prospectus and the Hong Kong prospectus collectively;

"tom enterprises" means tom.com enterprises limited, a limited liability company incorporated under the laws of the British Virgin Islands; and

"Beijing Lei Ting" means Beijing Lei Ting Wan Jun Network Technology Ltd., a limited liability company incorporated under the laws of the PRC.

"PRC" means the People's Republic of China.

     In so acting, we have examined the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by governmental authorities in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion, including and without limitation to, copies of the documents set out in Schedule I.

     We summarize each of the Arrangements below.

     1. Loan (together with the Option Agreement described below, the "Loan Arrangements") to Wang Xiuling and the Option Agreement described below with Wang Lei Lei, who are the current registered shareholders ("Ultimate Shareholders") of Beijing Lei Ting.

     1.1 Under the loan agreement and its supplemental agreement ( "Loan Agreements") entered into by and between Lahiji Vale Limited ("Lahiji"), a wholly owned subsidiary of the Company, and Wang Xiuling, Lahiji advanced certain loans to Wang Xiuling solely for the purpose of providing funding to Beijing Lei Ting as registered capital.

     1.2 The term of such Loan Agreements is ten years, but can be extended with consent from both parties until Wang Xiuling transfer any of her interests in the registered capital of Beijing Lei Ting to Lahiji or entity or entities to be designated by Lahiji. Wang Xiuling can only repay the loan by way of transferring all of her interests in the entire registered capital of Beijing Lei Ting to Lahiji or persons or entity or entities designated by Lahiji.

     1.3 The loan provided to Wang Xiuling shall become wholly due and all of the equity interest in Beijing Lei Ting shall be transferred by Wang Xiuling to Lahiji or person or entity or entities designated by Lahiji upon the occurrence of any of the following events:

           .    Wang Lei Lei is no longer employed by Lahiji or an affiliate of the Lahiji;
           .    foreign investors are permitted to invest in companies operating and conducting the business of value-added telecommunications, and the relevant authorities begin to approve such investments in such business in accordance with the applicable laws of PRC;
           .    Wang Xiuling is involved in criminal activities;
           .    Wang Xiuling is subject to a claim by any third party for an amount in excess of RMB500,000; or
           .    Wang Xiuling dies or becomes a natural person with limited civil capacity or without civil capacity.

     1.4 These loans are non-interest bearing. However, Lahiji or its designated parties will be entitled to any proceeds resulting from the sale by Wang Xiuling of her equity interests in Beijing Lei Ting.

     2. Exclusive purchase arrangement ("Option Agreements") respectively with the Ultimate Shareholders of Beijing Lei Ting.

     2.1 Under the Option Agreements entered into respectively by and among Lahiji, each of the Ultimate Shareholders and Beijing Lei Ting, Lahiji or its designee has an exclusive option to purchase from each of the Ultimate Shareholders all or part of his or her equity interest in Beijing Lei Ting in accordance with PRC Law. This option is exerciseable at any time by Lahiji or its designated parties.

     2.2 Under the Option Agreements, Beijing Lei Ting agrees not to take any of the following actions without the prior written consent from Lahiji or Beijing Super Channel:

           . alter its articles of association or registered capital or investment amount;
           . sell or in any way transfer its assets, business, receivables or rights or to create any encumbrances thereon;

           .    take up or assume any debt (except those arising in the normal course of business or having been previously disclosed to Lahiji or Beijing Super Channel and approval by Lahiji or Beijing Super
                Channel's written approval);
           .    enter into any transaction or contract of value exceeding
                RMB100,000 save for transactions or contracts arising in the normal course of business;
           .    grant any loan or credit;
           .    enter into any merger, consolidation, acquisition or investment agreement;
           .    distribute any dividend to shareholders unless requested by
                Lahiji; or
           .    appoint any directors unless in accordance with the requirement of Beijing Super Channel.

     2.3 Under the Option Agreements, the Ultimate Shareholders agrees not to take any of the following actions without obtaining the prior written consent from Lahiji or Beijing Super Channel:

           . sell, transfer or in any way dispose of or create any encumbrances on his or her equity interest in Beijing Lei Ting;
           . procure the passing of any shareholder's resolution relating to the sale, transfer or pledge of their shares in Beijing Lei Ting (except for the pledge of shares in Beijing Lei Ting in favor of Beijing Super Channel);
           . procure the passing of any resolution relating to a merger or consolidation of Beijing Lei Ting or any acquisition by, or investment in, any business by Beijing Lei Ting; or
           . appoint any directors unless in accordance with the requirement of Beijing Super Channel.

     3. Economic relationships and contractual arrangements between tom enterprises (a wholly-owned subsidiary of Tom.com Limited), Beijing Super Channel, Beijing Lei Ting and the Ultimate Shareholders ("Contractual Arrangements").

     Beijing Super Channel, which is indirectly wholly owned by Laurstinus Limited, which, inturn, is a wholly-owned subsidiary of the Company, has entered into the following agreements and arrangements with Beijing Lei Ting and the Ultimate Shareholders:

     3.1 Exclusive technical and consulting services agreement ("Exclusive Technical Services Agreement") entered into by and between Beijing Super Channel and Beijing Lei Ting. According to the Exclusive Technical Services Agreement, Beijing Super Channel will provide technical and consulting services to Beijing Lei Ting for a fee calculated on the basis of actual number of pageviews at the relevant time.

     3.2 Equity pledge agreement/assignment of equity interests pledge agreement and supplementary agreement (collectively "Equity Pledge Agreement") entered into by and among Lahiji, Beijing Super Channel and the Ultimate Shareholders. According to the Equity Pledge Agreement, the Ultimate Shareholder pledges all of their equity interest in Beijing Lei Ting to Beijing Super Channel to guarantee the performance and the payment of the service fee by Beijing Lei Ting under the Exclusive Technical Services Agreement. The equity pledge may be enforced by Beijing Super Channel in the event of among others things any breach of the Equity Pledge Agreement, non-payment of service fees under the Equity Pledge Agreement by Beijing Lei Ting and transfer of the equity interests in Beijing Lei Ting by the Ultimate Shareholders without Beijing Super Channel's prior consent.

     3.3 Trademark license agreement ("Trademark License Agreement (tom)") entered into by and between tom enterprises and Beijing Super Channel. According to the Trademark License Agreement (tom), tom enterprises grants Beijing Super Channel a non-exclusive right to use and sub-license certain trademarks free of charge, but a license fee to be agreed between the parties shall be charged if TOM.COM LIMITED's interest in the Company drops below 30%.

     3.4 Trademark license agreement ("Trademark License Agreement") entered into by and between Beijing Super Channel and Beijing Lei Ting. According to the Trademark License Agreement, Beijing Super Channel sub-licenses to Beijing Lei Ting a non-exclusive right to use certain trademarks in return for a license fee such sub-license will only be valid if used within Beijing Lei Ting's website.

     3.5 Domain name license agreement ("Domain Name License Agreement (tom)") entered into by and between tom enterprises and Beijing Super Channel. According to the Domain Name License Agreement (tom), tom enterprises grants Beijing Super Channel a non-exclusive right to use and sub-license certain domain names free of charge, but a license fee to be agreed between the parties shall be charged if TOM.COM LIMITED's interest in the Company drops below 30%.

     3.6 Domain name transfer agreement ("Domain Name Transfer Agreement") entered into by and between Beijing Super Channel and Beijing Lei Ting. According to the Domain Name Transfer Agreement, Beijing Lei Ting has transferred the domain name of "music974.com.cn" and "974.com.cn" to Beijing Super Channel for a fixed fee.

     3.7 Domain name license agreement ("Domain Name License Agreement") entered into by and between Beijing Super Channel and Beijing Lei Ting. According to the Domain Name License Agreement, Beijing Super Channel sub-licenses to Beijing Lei Ting a non-exclusive right to use "tom.com", "bj.tom.com", "cn.tom.com" and licenses to Beijing Lei Ting a non-exclusive right to use "music974.com.cn" and "974.com.cn" and "ctn.com.cn" domain names in return for a license fee such sub-license and license will only be valid if used within Beijing Lei Ting's website.

     3.8 Business operation agreement ("Business Operation Agreement") entered into by and among Beijing Super Channel, Beijing Lei Ting and the Ultimate Shareholders. According to the Business Operation Agreement,

           . Beijing Super Channel agrees to act as the performance guarantor for any obligations undertaken by Beijing Lei Ting with any third parties provided that Beijing Lei Ting complies with the other provision of this agreement;
           . Beijing Super Channel agrees to guarantee the payment obligations of Beijing Lei Ting under a bank loan of RMB 100 million and in consideration of such guarantee, Beijing Lei Ting agrees to grant Beijing Super Channel a security interest over its trade receivables and all other assets.
           . Beijing Lei Ting must appoint as its directors, Chief Executive Officer, Chief Financial Officer and other senior officers, individuals designated by Beijing Super Channel.
           . Beijing Lei Ting cannot engage in any activity that could materially affect its assets, operations, such as incurring any debt, purchasing or selling any assets, granting any third party a security interest in its property or assigning any of its contracts to a third party, without the prior written approval of Beijing Super Channel.

     3.9 Power of Attorney ("Power of Attorney") granted by Ms. Wang Xiuling in favour of Mr. Wang Lei Lei or any other nominated employee of Beijing Super Channel from time to time. According to the Power of Attorney, Ms. Wang Xiuling has given irrevocable proxies to Mr. Wang Lei Lei, an employee of Beijing Super Channel, or any other nominated employee of Beijing Super Channel from time to time, to vote on all corporate matters of Beijing Lei Ting, including the sale and transfer of the equity interest in Beijing Lei Ting. In the event that Mr. Wang Lei Lei ceased to be an employee of Beijing Super Channel, or if Beijing Super Channel gives notice to Ms. Wang Xiuling of any intention to revoke the Power of Attorney, Ms. Wang Xiuling will immediately revoke such Power of Attorney dedicated to Mr. Wang Lei Lei and shall enter into another power of attorney with another person designated by Beijing Super Channel.

     3.10 Power of Attorney ("Power of Attorney") granted by Mr. Wang Lei Lei in favour of Mr. Hong Liang or any other nominated employee of Beijing Super Channel from time to time. According to the Power of Attorney, Mr. Wang Lei Lei has given irrevocable proxies to Mr. Hong Liang, an employee of Beijing Super Channel, or any other nominated employee of Beijing Super Channel from time to time, to vote on all corporate matters of Beijing Lei Ting, including the sale and transfer of the equity interest in Beijing Lei Ting. In the event that Mr. Hong Liang ceased to be an employee of Beijing Super Channel, or if Beijing Super Channel gives notice to Mr. Wang Lei Lei of any intention to revoke the Power of Attorney, Mr. Wang Lei Lei will immediately revoke such powers of attorney dedicated to Mr. Hong Liang and shall enter into another power of attorney with another person designated by Beijing Super Channel.

     In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents submitted to us as copies. We have also assumed the Documents as they were presented to us up to the date of this legal opinion and that none of the Documents has been revoked, amended, varied or supplemented. We have further assumed the accuracy and completeness of all factual statements in the Documents. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agents and representatives of the Company with proper authority and upon representations, made in or pursuant to the Agreements.

     Based on the foregoing and our review of the relevant documents (including, without limitation, the Documents), we are of the opinion that:

     1. Beijing Lei Ting has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Beijing Lei Ting RMB 11,000,000 has been fully paid for and, to the best of our knowledge after due inquiry, 20% and 80 % of the equity interest in the registered capital of Beijing Lei Ting is respectively owned by Mr. Wang Lei Lei and Ms. Wang Xiuling and such equity interests are each, free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right, save for pursuant to the pledge created under the Loan Arrangements and the Contractual Arrangements.

     2. Beijing Super Channel has been duly incorporated and is validly existing as a limited liability company with legal person status in good standing under the laws of the PRC. All of the registered capital of Beijing Super Channel has been fully paid for and, to the best of our knowledge after due inquiry, 100% of the equity interest in the registered capital of Beijing Super Channel is owned by tom.com (china) investment limited and such equity interest is free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, or any third party right.

     3. All Approvals in the PRC required for the establishment and the maintenance of the enterprise legal person status of each of Beijing Lei Ting and Beijing Super Channel respectively have been duly issued and obtained and all such Approvals are in full force and effect, have not been revoked, withdrawn, suspended or cancelled and are not subject to any condition. Each of Beijing Lei Ting and Beijing Super Channel respectively has complied with all applicable registration and filing requirements under PRC laws for its establishment and the maintenance of its status and existence as an enterprise legal person.

     4. Each of Beijing Lei Ting and Beijing Super Channel has the power and authority and has satisfied all conditions and done all things required by the Laws of the PRC (including the making and obtaining of all necessary Approvals, if any) in order for it to own, use, lease and operate its assets and to conduct its existing and proposed business as set out in its business license and in the Prospectus. Such Approvals being in full force and effect and no violation exists in respect of any such Approvals. We are not aware of any reason that will cause us to reasonably believe that such Approvals (including any that are subject to periodic renewal) will not be granted or renewed by the relevant PRC authority.

     5. Each of Beijing Lei Ting and Beijing Super Channel has full power, authority and legal right to enter into, execute, adopt, assume, issue, deliver and perform their respective obligations under each of the Documents to which it is expressed to be a party and such obligations constitute valid, legal and binding obligations enforceable in accordance with the terms of each of the Documents (taken both individually and together as a whole) against each of them in accordance with terms of each of the Documents (taken both individually and together as a whole). No Approvals are required to be done or obtained for the performance of Beijing Lei Ting and Beijing Super Channel of their obligations and the transactions contemplated under the Documents (taken both individually and together as a whole) other than those already obtained.

     6. Each of the Ultimate Shareholders, Beijing Lei Ting and Beijing Super Channel has taken all necessary corporate and other actions and fulfilled and done all conditions and things required by the Laws of the PRC (including the making and obtaining of all relevant Approvals, if any), for the entering into, execution, adoption, assumption, issue, delivery or the performance of their respective obligations under each of the Documents to which it is expressed to be a party, and the representatives of, Beijing Lei Ting and Beijing Super Channel (as the case may be) have been duly authorized to do so and no such Approval has been revoked or amended.

     7. The execution and performance by each of the Ultimate Shareholders, Beijing Lei Ting and Beijing Super Channel of their respective obligations under each of the Documents to which one of them is a party (taken both individually and together as a whole) does not and will not contravene or result in a breach or violation of (i) the articles of association of Beijing Lei Ting and Beijing Super Channel (ii) any Laws or public policy of the PRC as applicable; and (iii) to the best of our knowledge upon making due and reasonable inquiries, any agreement, instrument, arbitration award or judgment, order or decree of any court of the PRC having jurisdiction over to which Beijing Lei Ting and/or Beijing Super Channel, as the case may be, is expressed to be a party or which is binding on it or any of its assets and none has been amended or revoked or is liable to be set aside under any existing PRC Laws.

     8. Each of the Documents is legal, valid, enforceable and admissible as evidence under the Laws and public policy of the PRC and is binding on the persons expressed to be parties thereto. No provisions in any of the Documents (taken both individually and together as a whole) contravene in any way any applicable Laws or public policy of the PRC, (including without limitation and notwithstanding the legal structure of Beijing Lei Ting described in paragraph 1 above):

     (i) the right of Beijing Super Channel under the Business Operation Agreement to nominate the board of directors of Beijing Lei Ting and the Chief Executive Officer, the Chief Financial Officer and other senior officers and individuals of Beijing Lei Ting as Beijing Super Channel may decide;

     (ii) the irrevocable proxy given by Mr. Wang Lei Lei in favour of Mr. Hong Liang or any other nominated employee of Beijing Super Channel from time to time to cast the votes of Mr. Wang Lei Lei on all corporate matters of Beijing Lei Ting (including the sale and transfer of any equity interest in Beijing Lei
Ting) under the Power of Attorney;

     (iii) the irrevocable proxy gives by Ms. Wang Xiuling in favour of Mr. Wang Lei Lei or any other employee of Beijing Super Channel designed by Beijing Super Channel from time to time to cast the votes of Ms. Wang Xiuling on all corporate matters of Beijing Lei Ting (including the sale and transfer of any equity interest in Beijing Lei Ting) under the Power of Attorney; and

     (iv) the grant of the pledge by the Ultimate Shareholder of their equity interests under the Equity Pledge Agreement, and the right of enforcement of such pledge of the equity interests by Beijing Super Channel.

     9. To the best of our knowledge having made all due and reasonable inquiries, neither Beijing Lei Ting nor Beijing Super Channel is in breach of or in default under (i) any Laws of the PRC or (ii) any Approvals granted by any PRC governmental or regulatory body or its business license or, (iii) their respective articles of association, such breach or default which has not been corrected, remedied, rectified or waived and there exists no such breach or default the result of which would have a material affect on the business, properties, operations and conditions (financial or otherwise) or results of operation of Beijing Lei Ting or Beijing Super Channel. Neither Beijing Lei Ting nor Beijing Super Channel are subject to any material contingent or actual liabilities.

     10. Neither Beijing Lei Ting nor Beijing Super Channel has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution or liquidation of Beijing Lei Ting or (as the case may be) Beijing Super Channel, or for the suspension, withdrawal, revocation or cancellation of Beijing Lei Ting's or Beijing Super Channel's business licenses.

     11. Each of Beijing Lei Ting and Beijing Super Channel possesses such certificates, authorities or permits issued by the appropriate national, provincial, municipal local regulatory agencies or bodies necessary to conduct the business now operated by it and contemplated to be operated by it as described in the Prospectus, and neither Beijing Lei Ting nor Beijing Super Channel has received any oral or written notice of proceedings relating to the suspension, revocation or modification of any such certificate, authority or permit. After due inquiry and to the best of our knowledge, neither Beijing Lei Ting nor Beijing Super Channel is subject to any claims, suits, demands, actions threatened or initiated by or before any PRC governmental or public body, authority or regulatory body.

     12. All Approvals, required for effecting the Loan Arrangements and the Contractual Arrangements and all transactions contemplated thereunder, if any, have been issued, obtained and made and all such Approvals are in full force and effect, and none has been amended or revoked or is liable to be set aside under any existing PRC Laws.

     13. No Approvals are currently required in the PRC for the shares to be effectively pledged pursuant to the Equity Pledge Agreement or for the proposed manner of repayment of the principal and interest in the Loan Agreements.

     14. None of the Loan Arrangements or Contractual Arrangements taken both individually and together as a whole has:

     (i) resulted or results in a breach of any of the terms or provisions of, in the case of Beijing Lei Ting and Beijing Super Channel, their respective articles of association at the time at which any of the Loan Arrangements or Contractual Arrangements was effected;

     (ii) resulted or results in a breach of, or constituted or constitutes a default under or resulted or results in the creation or imposition of any lien, charge, encumbrance or claim pursuant to any instrument to which Beijing Lei Ting or Beijing Super Channel was or is a party or by which Beijing Lei Ting or Beijing Super Channel or any of their respective properties or assets was or is bound;

     (iii) resulted or results in a breach of any laws or applicable regulations or public policy to which Beijing Lei Ting or Beijing Super Channel was or is subject or by which Beijing Lei Ting or Beijing Super Channel or any of their respective properties or assets was or is bound.

     15. Each of the Loan Arrangements or Contractual Arrangements by itself or all the Loan Arrangements or Contractual Arrangements taken as a whole has been duly authorized and does not and will not:

     (i) result in a violation or breach of any provision of, the respective articles of association or the respective business license of Beijing Lei Ting or Beijing Super Channel, or

     (ii) result in a material breach of, or constitute a material default under, or result in the creation or imposition of any lien, charge, encumbrance or claim pursuant to, any instrument or agreement to which Beijing Lei Ting and Beijing Super Channel is a party or by which Beijing Lei Ting and Beijing Super Channel or any of its properties is bound; or

     (iii) result in a material breach of any Laws or public policy to which Beijing Lei Ting and Beijing Super Channel is subject to or by which Beijing Lei Ting and Beijing Super Channel or any of its properties is bound.

     16. The choice of PRC Laws as the governing law in each Document is valid choice of governing law and will be binding on the parties to the relevant Document, and all conditions to which such Approvals have been fulfilled.

     17. Each of the Documents is, and all the Documents taken as a whole is legal, valid, enforceable and admissible as evidence under the Laws and public policy of the PRC and is binding on the persons expressed to be parties thereto. No provisions in any of the Documents contravene in any way any applicable Laws or public policy of the PRC.

     18. The execution and performance by each of the Ultimate Shareholders and entities to which he or she or it is expressed to be a party to any of the Documents, Beijing Lei Ting and Beijing Super Channel of their respective obligations under each of the Documents to which one of them is expressed to be a party, does not and will not contravene or result in a breach or violation of
(i) the articles of association of the relevant company or (ii) any Laws or public policy of the PRC applicable to the relevant company and/or as the case may be ; or (iii) to the best of our knowledge upon making due and reasonable inquiries, any agreement or instrument to which Beijing Lei Ting and/or Beijing Super Channel, as the case may be, is expressed to be a party or which is binding on it or any of its assets.

     19. There are no legal, administrative, arbitration or other proceedings which has challenged the legality, effectiveness or validity of the Loan Arrangements, Contractual Arrangements and/or the transactions or any of the Documents by itself or taken as a whole or to the best of our knowledge after making due and reasonable enquiries, no such proceedings are threatened or contemplated by any governmental or regulatory authority or by any other person.

     20. Save for those disclosed in the Prospectus, no further action from shareholders or directors of Beijing Lei Ting and Beijing Super Channel is required to approve and implement in full the Loan Arrangements and the Contractual Arrangements contemplated thereunder.

     21. No third party Approvals are required for the implementation of the Contractual Arrangements, Loan Arrangements or for the operation of Beijing Lei Ting and Beijing Super Channel following the Contractual Arrangements or Loan Arrangements other than those already obtained.

     22. Each of Beijing Lei Ting and Beijing Super Channel is not in breach of the terms and conditions of any Approvals and none thereof is subject to suspension, revocation or withdrawal and to the best of our knowledge, having made all due and reasonable enquiries, there are no circumstances, existing which might lead to suspension, revocation or withdrawal of any such Approvals or any conditions attached thereto being adversely altered.

     23. The summaries of each of the Loan Arrangements and the Contractual Arrangement set out in this opinion are true and accurate.

     24. Neither Beijing Lei Ting nor Beijing Super Channel is entitled to any immunity from any legal proceedings or other legal process or from enforcement execution or attachment in respect of their obligation in the transaction contemplated under the Arrangements.

     25. The obligations undertaken by and the rights granted to each party to the Contractual Arrangements and Loan Arrangements are legally permissible under PRC Laws and Regulations.

     This opinion relates to the Laws of the PRC (other than the laws of the Hong Kong Special Administrative Region) in effect on the date hereof.


                                        Yours faithfully,


                                        Commerce & Finance Law Offices

Schedule I

1. The loan agreement's supplemental agreement entered into by and between Lahiji Vale Limited and Wang Xiuling dated September 26, 2003;

2. The Option Agreement entered into by and among Lahiji Vale Limited, Wang Xiuling and Beijing Lei Ting Wan Jun Network Technology Ltd. dated September 26, 2003;

3. The Option Agreement entered into by and among Lahiji Vale Limited, Wang Lei Lei and Beijing Lei Ting Wan Jun Network Technology Ltd. dated September 26, 2003;

4. Exclusive technical and consulting services agreement entered into by and between Beijing Super Channel Network Limited and Beijing Lei Ting Wan Jun Network Technology Ltd. dated September 26, 2003;

5. Equity pledge agreement entered into by and between Beijing Super Channel Network Limited and Wang Lei Lei dated September 26, 2003;

6. Assignment of equity interests pledge agreement and supplementary agreement entered into by and between Beijing Super Channel Network Limited, Wang Xiuling and Lahiji Vale Limited dated September 26, 2003;

7. Trademark license agreement entered into by and between tom.com enterprises limited and Beijing Super Channel Network Limited dated September 26, 2003;

8. Trademark license agreement entered into by and between Beijing Super Channel Network Limited and Beijing Lei Ting Wan Jun Network Technology Ltd. dated September 26, 2003;

9. Domain name license agreement entered into by and between tom.com enterprises limited and Beijing Super Channel Network Limited dated September 26, 2003;

10. Domain name transfer agreement entered into by and between Beijing Super Channel Network Limited and Beijing Lei Ting Wan Jun Network Technology Ltd. dated September 26, 2003;

11. Domain name license agreement entered into by and between Beijing Super Channel Network Limited and Beijing Lei Ting Wan Jun Network Technology Ltd. dated September 26, 2003;

12. Business operation agreement entered into by and among Beijing Super Channel Network Limited, Beijing Lei Ting Wan Jun Network Technology Ltd., Wang Lei Lei and Wang Xiuling dated September 26, 2003;

13.  Power of attorney issued by Wang Xiuling dated September 26, 2003;

     Power of attorney issued by Wang Lei Lei dated September 26, 2003;

14. Latest articles of association, business license and other material constitutional documents, licenses and certificates of Beijing Lei Ting Wan Jun Network Technology Ltd. and Beijing Super Channel Network Limited.

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